As filed with the Securities and Exchange Commission on April 1, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GENPREX, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-0772347
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1601 Trinity Street, Bldg B, Suite 3.322 Austin, TX 78712	78712
(Address of Principal Executive Offices)	(Zip Code)

2009 Equity Incentive Plan 2018 Equity Incentive Plan
(Full title of the plan)

J. Rodney Varner Chief Executive Officer 1601 Trinity Street, Bldg B, Suite 3.322 Austin, TX 78712
(Name and address of agent for service)

(512) 537-7997
(Telephone number, including area code, of agent for service)

Copies to:

Christopher J. Ozburn Streusand, Landon, Ozburn & Lemmon LLP 1801 South MoPac Expressway Austin, TX 78746 Telephone: (512) 236-9900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
2009 Equity Incentive Plan Common Stock, $0.001 par value per share	2,491,152 shares	(2)	$1.29	(3)	$3,213,586.08	(3)	$417.13
2018 Equity Incentive Plan Common Stock, $0.001 par value per share	8,513,898 shares	(4)	$2.61	(5)	$22,220,889.01	(5)	$2,884.28
TOTAL	11,005,050 shares				$25,434,475.09		$3,301.41

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Genprex, Inc. 2009 Equity Incentive Plan, as amended (the “2009 Plan”) or the Genprex, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2009 Plan. As of April 3, 2018, the effective date of the 2018 Plan (the “Effective Date”), no additional stock awards will be granted under the 2009 Plan and the shares remaining available for the grant of future stock awards under the 2009 Plan (the “2009 Plan Pool”), plus any shares underlying then-outstanding stock awards granted under the 2009 Plan that on or after the Effective Date expire or terminate for any reason prior to exercise or settlement, or are forfeited because of the failure to meet a contingency or condition required to vest such shares, or otherwise return to the Registrant or are reacquired, withheld or not issued to satisfy a tax withholding obligation in connection with an award (such shares, the “2009 Returning Shares”), will become available for the grant of stock awards under the 2018 Plan.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price for the 2,491,152 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2009 Plan are calculated using a weighted average exercise price of $1.29 per share based on exercise prices for such outstanding stock options ranging from $0.001 to $5.29 per share.

(4)

Represents 4,657,096 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2018 Plan and 3,856,802 shares of Common Stock reserved for issuance but not subject to outstanding stock options or other awards under the 2018 Plan, which number of shares includes, to the extent not subject to outstanding stock options, (i) shares reserved under the 2018 Plan at the Effective Date, (ii) the 2009 Plan Pool, (iii) the 2009 Returning Shares, and (iv) the Annual Increase Shares. The 2018 Plan provides that an additional number of shares (the “Annual Increase Shares”) will automatically be added to the shares authorized for issuance under the 2018 Plan on January 1 of each calendar year, from January 1, 2019 through January 1, 2028. The number of Annual Increase Shares added each year will be equal to the lesser of: (a) 5% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s board of directors (the “Board”) for the applicable year.

(5)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price for the 4,657,096 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2018 Plan are calculated using a weighted average exercise price of $2.73 per share based on exercise prices for such outstanding stock options ranging from $0.2979 to $9.80 per share. The proposed maximum offering price per share and proposed maximum aggregate offering price for the 3,856,802 shares of Common Stock reserved for issuance upon the exercise of options to be granted under the 2018 Plan are based upon the average of the high and low prices of the Common Stock on March 30, 2020, as reported on the Nasdaq Capital Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on March 30, 2020;

(b)

The Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, 2020, January 9, 2020 (other than the information set forth in Item 8.01 and the related exhibit), January 17, 2020, January 21, 2020 (other than the information set forth in Item 8.01 and the related exhibit), January 24, 2020, January 31, 2020, February 5, 2020 (other than the information set forth in Item 8.01 and the related exhibit), February 5, 2020 (other than the information set forth in Item 8.01 and the related exhibit), February 6, 2020, February 18, 2020, February 20, 2020, March 18, 2020, March 23, 2020; and March 24, 2020;

(c)

The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K from the Registrant’s Definitive Proxy Statement on Schedule 14A for the Registrant’s 2019 Annual Meeting of Stockholders, filed with the Commission on April 30, 2019; and.

(d)	the description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 13, 2017.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Streusand, Landon, Ozburn & Lemmon, LLP, counsel to the Registrant, holds an aggregate of 20,000 shares of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGLC”) provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Furthermore, pursuant to Section 145 of the DGCL, a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted  in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

In addition, the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s Amended and Restated Certificate of Incorporation provides that the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by applicable law. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, the Registrant has entered into indemnity agreements with each of its directors and executive officers (each an “indemnitee”), that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or an agent of the Registrant or is or was, at the request of the Registrant, acting or serving as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or another enterprise. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

●	indemnification beyond that permitted by the DGCL;

●	indemnification for any proceeding with respect to the unlawful payment of remuneration to the indemnitee;

●	indemnification for certain proceedings involving a final judgment that the indemnitee is required to disgorge profits from the purchase or sale of the Registrant’s securities;

●

indemnification for proceedings involving a final judgment or other final adjudication that the indemnitee’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of the indemnitee’s duty of loyalty, but only to the extent of such specific determination;

●

indemnification for proceedings or claims brought by an indemnitee against the Registrant, or the Registrant or its subsidiary’s current or former directors, officers, employees or agents, or anyone that is or was serving, at the request of or for the convenience of or representing the interests of, the Registrant or any subsidiary of the Registrant, as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise except for (i) claims to establish or enforce a right of indemnification or advancement pursuant to the indemnification agreement or under any other agreement, provision of the Registrant’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or (ii) proceedings initiated by the indemnitee that are either approved by the Registrant’s board of directors or the indemnitee’s participation is required by law;

●	indemnification for settlements the indemnitee enters into without the Registrant’s written consent;

●	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by the Registrant; or

●

indemnification or advancement of expenses for which payment has actually been made to or on behalf of the indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under such insurance or indemnity policy.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has insurance policies in place that cover its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on April 10, 2018.

4.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on April 10, 2018.

4.3

Registrant’s 2009 Equity Incentive Plan and Forms of Grant Notices and Agreements thereunder, incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

4.4

Genprex, Inc. 2018 Equity Incentive Plan and Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise thereunder, incorporated by reference to Registrant’s Annual Report on Form 10-K, filed on April 17, 2018.

5.1*	Opinion of Streusand, Landon, Ozburn & Lemmon, LLP.

23.1*	Consent of Daszkal Bolton LLP.

23.2*	Consent of Streusand, Landon, Ozburn & Lemmon, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 1, 2020.

GENPREX, INC. By: /s/ J. Rodney Varner J. Rodney Varner Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. Rodney Varner as his attorney-in-fact and agent, with full power of substitution for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ J. Rodney Varner J. Rodney Varner	Chief Executive Officer and Director (Principal Executive Officer)	April 1, 2020

/s/ Ryan M. Confer Ryan M. Confer	Chief Financial Officer (Principal Financial and Accounting Officer)	April 1, 2020

/s/ David E. Friedman David E. Friedman	Director	April 1, 2020

/s/ Brent M. Longnecker Brent M. Longnecker	Director	April 1, 2020

/s/ Jose Antonio Moreno Toscano Jose Antonio Moreno Toscano	Director	April 1, 2020

/s/ Robert W. Pearson Robert W. Pearson	Director	April 1, 2020

/s/ Will R. Wilson, Jr. Will R. Wilson, Jr.	Director	April 1, 2020